EXHIBIT 99.1

News
For Immediate Release

EL PASO CORPORATION ANNOUNCES SIGNING OF LETTER OF INTENT TO SELL
ITS EAGLE POINT REFINERY AND RELATED PIPELINE ASSETS

HOUSTON, TEXAS, APRIL 30, 2003-El Paso Corporation (NYSE:EP) today announced that it and its subsidiary Coastal Eagle Point Oil Company have signed a letter of intent with Sunoco, Inc. to sell the company's Eagle Point refinery and related pipeline assets for $130 million plus fair market value for crude oil and refined product inventories at time of closing. The transaction is subject to satisfaction of certain conditions, including negotiation of definitive agreements satisfactory to the parties and receipt of various regulatory approvals.

The assets covered under this letter of intent include the refining equipment and related storage capacity plus interests in various refined product pipelines connecting the refinery to regional distribution systems. The refinery, located in Westville, New Jersey across the Delaware River from Philadelphia, has a rated capacity of 150,000 barrels per day. El Paso acquired these assets through its merger with The Coastal Corporation in 2001.

This sale supports El Paso's previously announced 2003 five-point business plan, which includes exiting non-core businesses quickly but prudently, and strengthening and simplifying the balance sheet while maximizing liquidity. This sale will be additive to the previously announced non-core asset sales that El Paso has either closed or has under contract totaling approximately $2.3 billion for 2003, or approximately 67 percent of its asset sales goal of $3.4 billion for calendar year 2003.

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; material and adverse impacts from our proxy contest with Selim Zilkha/Oscar Wyatt; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Additional Important Information
On April 24, 2003, El Paso Corporation filed a revised preliminary proxy statement relating to its 2003 annual meeting with the Securities and Exchange Commission. Prior to the annual meeting, El Paso will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. Shareholders are strongly advised to read El Paso's proxy statement as it contains important information.

Shareholders may obtain a copy of El Paso's revised preliminary proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the revised preliminary proxy statement and any amendments and supplements are available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, P.O. Box 2511, Houston, TX 77252. In addition, copies of El Paso's proxy materials may be requested by contacting El Paso's proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 Toll-Free or by email at proxy@mackenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted in this document, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in El Paso's revised preliminary proxy statement.

Contacts
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554